Exhibit 5.1

Our ref	DLK/664902-000001/8132681v1
Direct tel	+852 2971 3006
Email	derrick.kan@maplesandcalder.com

China Mobile Games and Entertainment Group Limited

Block A, 15/F, Huajian Building

233 Tianfu Road, Tianhe District

Guangzhou

People’s Republic of China

30 April 2015

Dear Sirs

China Mobile Games and Entertainment Group Limited (the “Company”)

We have been asked to render this opinion in our capacity as counsel as to Cayman Islands law to the Company in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission, relating to the registration under the Securities Act of 1933, as amended, (the “Act”) of an aggregate amount of 33,386,471 Class A Ordinary Shares of par value US$0.001 each in the authorised but unissued share capital of the Company (the “Shares”) for issuance pursuant to the Company’s Share Option Scheme (the “Scheme”).

We have reviewed the corporate authorisations of the Company in connection with the Scheme and the issue of the Shares by the Company and have assumed that the Shares will be issued in accordance with the Scheme and the resolutions authorising their issue.

It is our opinion that the Shares to be issued by the Company have been duly and validly authorised, and when issued, sold and paid for in the manner described in the Scheme and in accordance with the resolutions adopted by the board of directors of the Company (or any individual or committee to whom the board of directors have delegated their powers with respect to administration of the Scheme) and when appropriate entries have been made in the register of members of the Company, will be legally issued, fully paid and non-assessable.

This opinion is subject to the qualification that under the Companies Law (2013 Revision) of the Cayman Islands, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Law (2013 Revision) directs or authorises to be inserted therein. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

In this opinion the phrase “non-assessable” means, with respect to the issuance of shares, that a shareholder shall not, in respect of the relevant shares, have any obligation to make further contributions to the Company’s assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto. In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Yours faithfully

/s/ Maples and Calder

Maples and Calder